Exhibit 99.1

181 W. Huntington Drive, Suite 202, Monrovia, CA 91016 Telephone (626) 357-9983 • Fax (626) 359-9628 www.avinc.com • NASDAQ: AVAV PRESS RELEASE

AeroVironment, Inc. Announces Fiscal 2009 Second Quarter Results

MONROVIA, CA, December 3, 2008 — AeroVironment, Inc. (AV) (NASDAQ: AVAV) today reported financial results for its second quarter ended November 1, 2008.

“Our second quarter results reflect strong, effective performance and continued diversity within our unmanned aircraft systems portfolio.  The underlying demand for our unique unmanned aircraft system solutions is driving procurement, service and research and development revenue,” said Tim Conver, chairman and chief executive officer of AV.  “Both our UAS and EES segments performed well, resulting in record quarterly revenue and a healthy operating margin.  EES, in particular, benefited from product mix and operating efficiencies to deliver a strong gross margin.  Supported by a considerable cash reserve and no debt, our team executed well against our business strategy while robust customer demand and our product development pipeline position us very well for continued growth.”

Second quarter highlights:

•                  Revenue of $65.8 million

•                  Operating margin of 19%

•                  Earnings per diluted share of $0.41

FISCAL 2009 SECOND QUARTER RESULTS

Revenue for the second quarter of fiscal 2009 was $65.8 million, up 22% over second quarter fiscal 2008 revenue of $53.7 million. The increase in revenue resulted from increased sales in our Unmanned Aircraft Systems (UAS) segment of $9.9 million and Efficient Energy Systems (EES) segment of $2.2 million.

Income from operations for the second quarter of fiscal 2009 was $12.2 million, up 87% from second quarter fiscal 2008 income from operations of $6.6 million. The growth in income from operations was caused by increased gross margin of $6.0 million and lower selling, general and administrative (SG&A) expense of $0.7 million, partially offset by higher research and development (R&D) expense of $1.1 million.

Net income for the second quarter of fiscal 2009 was $9.1 million, up 75% from second quarter fiscal 2008 net income of $5.2 million.

Earnings per diluted share for the second quarter of fiscal 2009 was $0.41, up 71% over second quarter fiscal 2008 earnings per diluted share of $0.24.

FISCAL 2009 YEAR-TO-DATE RESULTS

Revenue for the first six months of fiscal 2009 was $119.4 million, up 16% over the first six months of fiscal 2008 revenue of $102.9 million. The increase in revenue resulted from increased sales in our UAS segment of $14.1 million and EES segment of $2.4 million.

Income from operations for the first six months of fiscal 2009 was $19.5 million, up 71% from the first six months of fiscal 2008 income from operations of $11.4 million. The growth in income from operations was caused by increased gross margin of $9.8 million and lower SG&A expense of $0.4 million, partially offset by higher R&D expense of $2.1million.

Net income for the first six months of fiscal 2009 was $13.9 million, up 54% from the first six months of fiscal 2008 net income of $9.0 million.

Earnings per diluted share for the first six months of fiscal 2009 was $0.64, up 50% over the first six months of fiscal 2008 earnings per diluted share of $0.42.

BACKLOG

As of November 1, 2008, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $86.6 million compared to $82.0 million as of April 30, 2008.

FISCAL 2009 — OUTLOOK FOR THE FULL YEAR

For fiscal year 2009 the company maintains its guidance of revenue growth of between 20% and 25% over fiscal year 2008, with an operating income margin of between 12% and 14%.  The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the demand for our products and services, activities of competitors and changes in the regulatory environment. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Wednesday, December 3, 2008, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Stephen C. Wright, chief financial officer, and Steven A. Gitlin, director of investor relations, will host the call.

4:30 PM ET
3:30 PM CT
2:30 PM MT
1:30 PM PT

Investors may dial into the call at 877-591-4954 (U.S.) or 719-325-4909 (international) five to ten minutes prior to the start time to allow for registration.

Investors with access to the Internet may access the conference call live over the Internet at the Investor Relations section of the AeroVironment, Inc. website, http://investor.avinc.com.  Please allow fifteen minutes prior to the call to download and install any necessary audio software.  An audio replay of the event will be archived on the Investor Relations page of the company’s web site, at http://investor.avinc.com.

A digital replay of the call will be available on Wednesday, December 3 at approximately 4:30 p.m. Pacific Time through Wednesday, December 10 at 9:00 p.m. Pacific Time.  Dial 888-203-1112 and enter the passcode 4870853.  International callers should dial 719-457-0820 and enter the same passcode number to access the digital replay.

About AeroVironment, Inc. (AV)

Building on a history of technological innovation, AV designs, develops, produces, and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and efficient electric energy systems. The company’s small UAS are used extensively by agencies of the U.S. Department of Defense and increasingly by allied military services to provide situational awareness to tactical operating units through reliable, real-time, airborne reconnaissance, surveillance, and target acquisition. AV’s efficient energy systems include Electric Vehicle Test Systems and Electric Vehicle fast charge systems, and Architectural Wind(tm) systems for clean energy generation on buildings. More information about AV is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the supply and/or demand and/or prices for our products; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Six Months Ended
	November 1,	October 27,	November 1,	October 27,
	2008	2007	2008	2007

Revenue:
Product sales	$37,259	$34,042	$62,586	$63,726
Contract services	28,520	19,659	56,806	39,179
	65,779	53,701	119,392	102,905
Cost of sales:
Product sales	22,445	20,611	36,803	38,902
Contract services	18,347	14,163	37,019	28,239
	40,792	34,774	73,822	67,141
Gross margin	24,987	18,927	45,570	35,764
Selling, general and administrative	7,855	8,573	15,950	16,299
Research and development	4,896	3,802	10,156	8,102
Income from operations	12,236	6,552	19,464	11,363
Other income:
Interest income	369	1,143	910	2,122
Income before income taxes	12,605	7,695	20,374	13,485
Provision for income taxes	3,546	2,531	6,506	4,477
Net income	$9,059	$5,164	$13,868	$9,008
Earnings per share data:
Basic	$0.43	$0.26	$0.67	$0.47
Diluted	$0.41	$0.24	$0.64	$0.42
Weighted average shares outstanding:
Basic	20,959,731	19,652,095	20,833,682	19,279,094
Diluted	21,869,417	21,346,349	21,808,061	21,218,731

AeroVironment, Inc.

Selected Consolidated Balance Sheet Information

(In thousands except share data)

	November 1, 2008	April 30, 2008
	(Unaudited)
Cash and cash equivalents	$116,646	$105,064
Investments	8,050	13,375
Accounts receivable, net	29,640	29,788
Unbilled receivables and retentions	26,456	20,590
Inventories, net	19,001	15,923
Total assets	220,925	202,779
Stockholders’ equity	193,385	169,740
Shares issued and outstanding	21,102,222	20,614,044

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended		Six Months Ended
	November 1,	October 27,	November 1,	October 27,
	2008	2007	2008	2007
		(Restated)		(Restated)
Revenue:
UAS	$56,456	$46,604	$102,532	$88,477
EES	9,323	7,097	16,860	14,428
Total	65,779	53,701	119,392	102,905
Gross margin:
UAS	19,946	16,910	36,589	31,001
EES	5,041	2,017	8,981	4,763
Total	24,987	18,927	45,570	35,764
Selling, general and administrative	7,855	8,573	15,950	16,299
Research and development	4,896	3,802	10,156	8,102
Income from operations	12,236	6,552	19,464	11,363
Interest income	369	1,143	910	2,122
Income before income taxes	$12,605	$7,695	$20,374	$13,485

* Effective May 1, 2008, the Company consolidated the operations of two of its business segments to reflect the change in the management and organizational structure that occurred on May 1, 2008.  PosiCharge Systems and Energy Technology Center were consolidated into one segment named Efficient Energy Systems.  As required by Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has restated its historical segment information for the three and six months ended October 27, 2007, to be consistent with the current reportable segment structure.

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com